PRESS RELEASE

Clorox Reports Q4 and Fiscal Year 2018 Results, Provides Fiscal Year 2019 Outlook

OAKLAND, Calif., Aug. 2, 2018 – The Clorox Company (NYSE:CLX) reported sales growth of 3 percent and an 8 percent increase in diluted net earnings per share from continuing operations (diluted EPS) for its fourth quarter, which ended June 30, 2018. For fiscal year 2018, the company reported sales growth of 3 percent and diluted EPS growth of 17 percent.

“I’m pleased to finish fiscal year 2018 with increases in sales and earnings, another solid performance on top of strong year-ago results,” said Clorox Chairman and CEO Benno Dorer. “We continue to deliver growth in a tough cost environment behind robust innovation that’s providing superior value to our consumers and helping expand our brands into more households.”

Commenting on fiscal year 2019, Dorer said, “We feel good about our plans to deliver another year of solid sales and earnings growth. We remain confident in our 2020 Strategy and are staying the course, increasing our brand investments with a strong innovation pipeline to maintain a healthy core business and mitigate the cost pressures facing our industry. Importantly, we continue our focus on good growth – growth that’s profitable, sustainable and responsible – as the means to deliver long-term shareholder value.”

All results in this press release are reported on a continuing operations basis, unless otherwise stated.

Fiscal Fourth-Quarter Results

Following is a summary of key fourth-quarter results. All comparisons are with the fourth quarter of fiscal year 2017, unless otherwise stated.

●	3% sales growth

●	$1.66 diluted EPS (8% growth)

In the fourth quarter, sales grew 3 percent, reflecting 3 percentage points of benefit from the April 2 Nutranext acquisition, partially offset by nearly 1 percentage point of negative impact from the Aplicare divestiture in August 2017 and 1 percentage point of impact from unfavorable foreign currency exchange rates, mainly in Argentina. Fourth-quarter sales results also included volume growth supported by innovation, and the benefit of price increases, partially offset by unfavorable mix.

The company’s fourth-quarter gross margin decreased 170 basis points to 44.0 percent from 45.7 percent in the year-ago quarter. The decrease in gross margin was driven primarily by higher commodity and logistics costs, partially offset by the benefits of cost savings and price increases. As previously communicated, fourth-quarter gross margin also included 60 basis points of negative impact from costs related to the Nutranext acquisition.

Clorox delivered earnings from continuing operations of $217 million, or $1.66 diluted EPS – an increase of 8 percent – compared to $202 million, or $1.53 diluted EPS, in the year-ago quarter. Diluted EPS results were driven primarily by lower advertising and sales promotion spending; the benefit of cost savings; and a lower effective tax rate, reflecting the benefit of U.S. tax reform; partially offset by higher commodity and logistics costs. As previously communicated, these results also included 8 cents of dilution from the Nutranext acquisition.

Key Segment Results

Following is a summary of key fourth-quarter results from continuing operations by reportable segment. All comparisons are with the fourth quarter of fiscal year 2017, unless otherwise stated.

Cleaning

(Laundry, Home Care, Professional Products)

●	3% sales increase

●	19% pretax earnings increase

Segment sales growth was driven largely by gains in Home Care, with another quarter of record shipments of Clorox® disinfecting wipes behind strong back-to-school merchandising support and gains from the Clorox® Scentiva™ platform with the introduction of bathroom products. Segment sales results were reduced by about 2 percentage points from the Aplicare divestiture, which drove the sales decrease in the Professional Products business. Excluding the Aplicare impact, the Professional Products business delivered strong sales growth. Pretax earnings growth was driven mainly by lower advertising and sales promotion spending, higher sales and the benefit of cost savings, partially offset by higher commodity costs.

Household

(Bags and Wraps, Charcoal, Cat Litter, Digestive Health)

●	3% sales decrease

●	10% pretax earnings decrease

Segment sales decreased, primarily driven by lower shipments in Charcoal, reflecting poor weather continuing into April and decreased merchandising support at several retailers. Charcoal sales results more than offset double-digit sales gains in Litter primarily behind the Fresh Step® Clean Paws™ innovation and increased merchandising activity in the club channel. The decrease in pretax earnings was driven primarily by lower sales as well as higher commodity and logistics costs, partially offset by lower advertising and sales promotion spending as well as the benefit of cost savings.

Lifestyle

(Dressings and Sauces, Water Filtration, Natural Personal Care, Dietary Supplements)

●	21% sales increase

●	2% pretax earnings increase

Segment sales growth was driven primarily by the Nutranext acquisition. Pretax earnings grew behind lower advertising and sales promotion spending, partially offset by costs related to the Nutranext acquisition.

International

(Sales outside of the U.S.)

●	2% sales decrease

●	150% pretax earnings increase ($9 million increase)

Segment sales decreased, as the benefit of price increases was more than offset by the negative impact of unfavorable foreign currency exchange rates – mainly from the significant currency devaluation of the Argentine peso. Pretax earnings grew $9 million, largely driven by the benefit of price increases and lower advertising and sales promotion spending, partially offset by the impact of unfavorable foreign currency exchange rates.

Fiscal Year 2018 Results

Following is a summary of key fiscal year 2018 results:

●	3% sales growth

●	$6.26 diluted EPS (17% increase)

In fiscal year 2018, Clorox delivered sales growth of 3 percent driven by robust product innovation and 1 percentage point of benefit from the Nutranext acquisition, partially offset by nearly 1 percentage point of negative impact from the Aplicare divestiture.

Fiscal year gross margin decreased 100 basis points to 43.7 percent from 44.7 percent in the year-ago period. The decrease in fiscal year gross margin was driven primarily by higher commodity and logistics costs, partially offset by the benefits of cost savings and price increases.

Clorox delivered earnings from continuing operations of $823 million versus $703 million in fiscal year 2017. Fiscal year 2018 diluted EPS was $6.26 versus $5.35 in fiscal year 2017, an increase of 17 percent. Fiscal year diluted EPS results were driven by a lower effective tax rate, largely due to the benefits of U.S. tax reform; the benefit of cost savings; and higher sales, partially offset by higher commodity and logistics costs. As previously communicated, fiscal year diluted EPS results also included 8 cents of dilution related to the Nutranext acquisition.

Fiscal year 2018 net cash from continuing operations increased 12 percent to $974 million compared with $871 million in the year-ago period, primarily driven by lower tax payments related to U.S. tax reform.

Clorox Provides Fiscal Year 2019 Outlook

●	2% to 4% sales growth

●	$6.32 to $6.52 diluted EPS range

Clorox anticipates sales growth in the range of 2 percent to 4 percent, driven by continued strong innovation, which is expected to deliver about 3 percentage points of growth, as well as about 2.5 percentage points of combined impact from the Nutranext acquisition and Aplicare divestiture. These factors are expected to be partially offset by about 2 percentage points of unfavorable foreign currency exchange rates.

Gross margin is expected to be flat to up modestly, reflecting the benefits of price increases and strong cost savings, partially offset by higher commodity and logistics costs.

Advertising and sales promotion spending is expected to be about 10 percent of sales.

Clorox anticipates selling and administrative expenses to be about 14 percent of sales, reflecting more normalized performance-based employee incentive compensation costs as well as costs related to the Nutranext acquisition.

The company’s effective tax rate is expected to be in the range of 23 percent to 24 percent.

Net of all these factors, Clorox anticipates fiscal year 2019 diluted EPS from continuing operations to be in the range of $6.32 to $6.52, which includes about 8 to 12 cents of dilution related to the Nutranext acquisition.

Consistent with Clorox’s share repurchase program of up to $2 billion announced in May 2018, the company currently plans to repurchase about half the full amount in fiscal year 2019.

“We look forward to another year of solid sales and earnings growth in fiscal 2019,” said Chief Financial Officer Kevin Jacobsen. “We are taking the right near-term actions to address a challenging cost environment and feel good about our ability to return to gross margin expansion in the second half of the fiscal year. Importantly, we remain confident in our 2020 Strategy, including our focus on generating cost savings and increasing investments in our business, particularly our innovation and technology transformation initiatives.”

For More Detailed Financial Information

Visit the company’s Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com for the following:

●	Supplemental unaudited volume and sales growth information

●	Supplemental unaudited gross margin driver information

●	Supplemental unaudited reconciliation of earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)

●	Supplemental unaudited balance sheet and cash flow information and free cash flow reconciliation

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers. Supplemental materials are available in the Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,700 employees worldwide and fiscal year 2018 sales of $6.1 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; RenewLife® digestive health products; and Rainbow Light®, Natural Vitality Calm® and Neocell® dietary supplements. The company also markets brands for professional services, including Clorox Healthcare® and Clorox Commercial Solutions®. More than 80 percent of the company's sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact, a community of global leaders committed to sustainability. The company has been broadly recognized for its corporate responsibility efforts, most notably being named to the Drucker Institute’s 2017 Management Top 250 list, The Just 100: America’s Top Citizens list, CR Magazine's 2018 Best Corporate Citizens list and the first sector-neutral Bloomberg Gender Equality Index in 2018. In support of its communities, The Clorox Company and its foundations contributed about $20 million in combined cash grants, product donations and cause marketing in fiscal year 2018. For more information, visit TheCloroxCompany.com, including the Good Growth blog, and follow the company on Twitter at @CloroxCo.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, statements about future volumes, sales, foreign currencies, costs, cost savings, margins, earnings, earnings per share, including as a result of the Nutranext acquisition, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2017, as updated from time to time in the Company’s Securities and Exchange Commission filings, including the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2017. These factors include, but are not limited to: intense competition in the Company’s markets; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs; the ability of the Company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; dependence on key customers and risks related to customer consolidation and ordering patterns; the impact of increases in sales of consumer products through alternative retail channels; risks related to reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or Company information, or service interruptions; lower revenue or increased costs resulting from government actions and regulations; the ability of the Company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity and as a result of the Nutranext acquisition; risks relating to acquisitions, new ventures and divestitures, and associated costs, including the potential for asset impairment charges related to, among others, intangible assets and goodwill; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions, including those related to the Nutranext acquisition; worldwide, regional and local economic and financial market conditions; risks related to international operations and international trade, including political instability; government-imposed price controls or other regulations; foreign currency fluctuations and devaluations and foreign currency exchange rate controls, including periodic changes in such controls; changes in U.S. tax, immigration or trade policies, including tariffs, labor claims, labor unrest and inflationary pressures, particularly in Argentina; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; and the possibility of nationalization, expropriation of assets or other government action; the ability of the Company to innovate and to develop and introduce commercially successful products; the ability of the Company to implement and generate cost savings and efficiencies; the success of the Company’s business strategies; the Company’s ability to maintain its business reputation and the reputation of its brands; risks related to the effects of the Tax Cuts and Jobs Act (Tax Act) on the Company as the Company continues to assess and analyze such effects as well as its current interpretation, assumptions and expectations relating to the Tax Act, and the possibility that the final impact of the Tax Act on the Company may be materially different from the Company’s current estimates based on the Company’s actual results for future periods, the Company’s further assessment and analysis of the Tax Act, any additional Congressional, administrative and Financial Accounting Standards Board actions, or other guidance related to the Tax Act and any actions that the Company may take as a result of the Tax Act; risks related to additional increases in the estimated fair value of P&G's interest in the Glad® business, such as the significant increase over the first half of fiscal year 2018 primarily due to the recent Tax Act and the recent extension of the venture agreement with, and the related R&D support provided by, P&G; supply disruptions and other risks inherent in reliance on a limited base of suppliers; the impact of product liability claims, labor claims and other legal or tax proceedings, including in foreign jurisdictions; the Company’s ability to attract and retain key personnel; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the impact of natural disasters, terrorism and other events beyond the Company’s control; the Company’s ability to maximize, assert and defend its intellectual property rights; any infringement or claimed infringement by the Company of third-party intellectual property rights; the effect of the Company’s indebtedness and credit rating on its business operations and financial results; the Company’s ability to pay and declare dividends or repurchase its stock in the future; the Company’s ability to maintain an effective system of internal controls; uncertainties relating to tax positions, tax disputes and changes in the Company’s tax rate; the accuracy of the Company’s estimates and assumptions on which its financial projections are based; risks related to the Company’s discontinuation of operations in Venezuela; and the impacts of potential stockholder activism.

The Company’s forward-looking statements in this press release are based on management’s current views, beliefs and assumptions regarding future events and speak only as of the dates when made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Media Relations

Aileen Zerrudo (510) 271-3075, aileen.zerrudo@clorox.com

Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com

Investor Relations

Lisah Burhan 510-271-3269, lisah.burhan@clorox.com

Joel Ramirez 510-271-3012, joel.ramirez@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Condensed Consolidated Statements of Earnings
Dollars in millions, except share and per share data

	Three Months Ended		Twelve Months Ended
	6/30/2018	6/30/2017	6/30/2018	6/30/2017
	(Unaudited)	(Unaudited)
Net sales	$1,691	$1,647	$6,124	5,973
Cost of products sold	947	895	3,449	3,302
Gross profit	744	752	2,675	2,671

Selling and administrative expenses	228	212	837	810
Advertising costs	146	182	570	599
Research and development costs	37	37	132	135
Interest expense	24	22	85	88
Other (income) expense, net	3	4	(3)	6
Earnings from continuing operations before income taxes	306	295	1,054	1,033
Income taxes on continuing operations	89	93	231	330
Earnings from continuing operations	217	202	823	703
Earnings (losses) from discontinued operations, net of tax	-	(1)	-	(2)
Net earnings	$217	$201	$823	$701

Net earnings (losses) per share
Basic
Continuing operations	$1.69	$1.56	$6.37	5.45
Discontinued operations	-	(0.01)	-	(0.02)
Basic net earnings per share	$1.69	$1.55	$6.37	$5.43

Diluted
Continuing operations	$1.66	$1.53	$6.26	5.35
Discontinued operations	-	(0.01)	-	(0.02)
Diluted net earnings per share	$1.66	$1.52	$6.26	$5.33

Weighted average shares outstanding (in thousands)
Basic	129,694	129,113	129,293	128,953
Diluted	131,900	131,914	131,581	131,566

Reportable Segment Information
(Unaudited)
Dollars in millions

				Earnings (losses) from continuing operations
	Net sales			before income taxes
	Three Months Ended			Three Months Ended
	6/30/2018	6/30/2017	% Change (1)	6/30/2018	6/30/2017	% Change (1)
Cleaning	$516	$502	3%	$146	$123	19%
Household	615	632	-3%	155	173	-10%
Lifestyle	311	258	21%	55	54	2%
International	249	255	-2%	15	6	150%
Corporate	-	-	-	(65)	(61)	7%
Total	$1,691	$1,647	3%	$306	$295	4%

				Earnings (losses) from continuing operations
	Net sales			before income taxes
	Twelve Months Ended			Twelve Months Ended
	6/30/2018	6/30/2017	% Change (1)	6/30/2018	6/30/2017	% Change (1)
Cleaning	$2,060	$2,002	3%	$574	$523	10%
Household	1,959	1,961	0%	370	419	-12%
Lifestyle	1,077	1,000	8%	243	244	0%
International	1,028	1,010	2%	84	81	4%
Corporate	-	-	-	(217)	(234)	-7%
Total	$6,124	$5,973	3%	$1,054	$1,033	2%

(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions

	6/30/2018	6/30/2017
ASSETS
Current assets
Cash and cash equivalents	$131	$418
Receivables, net	600	565
Inventories, net	506	459
Other current assets	74	72
Total current assets	1,311	1,514

Property, plant and equipment, net	996	931
Goodwill	1,602	1,196
Trademarks, net	795	654
Other intangible assets, net	134	68
Other assets	222	210
Total assets	$5,060	$4,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$199	$404
Current maturities of long-term debt	-	400
Accounts payable and accrued liabilities	1,001	1,005
Income taxes payable	-	-
Total current liabilities	1,200	1,809
Long-term debt	2,284	1,391
Other liabilities	778	770
Deferred income taxes	72	61
Total liabilities	4,334	4,031

Stockholders’ equity
Common stock	159	159
Additional paid-in capital	975	928
Retained earnings	2,797	2,440
Treasury shares	(2,658)	(2,442)
Accumulated other comprehensive net losses	(547)	(543)
Stockholders’ equity	726	542
Total liabilities and stockholders’ equity	$5,060	$4,573